Exhibit 99.1
FCA closed 2014 with strong performance in line with full-year guidance. Revenues were up 11% to €96.1 billion with EBIT up to €3.7 billion adjusted for unusual items. Net profit was €632 million. Net industrial debt at year-end was €7.7 billion, including €2.3 billion benefit from the capital raising in Q4.

•	Worldwide shipments totaled 4.6 million units, an increase of 6% driven by growth in NAFTA, APAC and EMEA. Jeep brand achieved record volumes with global sales of over 1 million vehicles.

•	Net revenues were up 11% to €96.1 billion (+12% at constant exchange rates - CER).

•
EBIT was €3,223 million, up 7% (+9% CER). EBIT adjusted for unusual items totaled €3,651 million (+4%) with strong improvements for APAC, Maserati and EMEA, which posted a €28 million positive result in the fourth quarter. NAFTA was substantially in line with the prior year, while weak market conditions impacted performance in LATAM.

•	Net profit was €632 million. Adjusted for unusual items, the Group closed 2014 with a net profit of €955 million, representing a slight improvement over the prior year.

•
Net industrial debt was €7.7 billion at year end, after issuance of USD 2.9 billion Mandatory Convertible Securities (MCS), placement of 100 million common shares and share repurchases following completion of the merger in Q4. Available Liquidity, including €3.2 billion in undrawn committed credit lines, was €26.2 billion.

FIAT CHRYSLER AUTOMOBILES - Highlights
4th Quarter				Full Year
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
1,215	1,171	44	Total Shipments (000s)	4,608	4,352	256
27,084	23,943	3,141	Net Revenues	96,090	86,624	9,466
1,066	460	606	EBIT	3,223	3,002	221
1,077	943	134	EBIT adjusted for unusual items	3,651	3,521	130
2,364	1,701	663	EBITDA (1)	8,120	7,637	483
529	(74)	603	Profit Before Taxes	1,176	1,015	161
420	1,296	-876	Net Profit	632	1,951	-1,319
0.329	0.707	-	EPS basic (€) (**)	0.465	0.744	-
7,654	11,372(2)	3,718	Net Industrial Debt	7,654	7,014(3)	640
26,221	21,741(2)	4,480	Total Available Liquidity	26,221	22,745(3)	3,476

(*)  Recasted for the retrospective application of IFRS 11. For FY, Revenues -€192 million, EBIT +€30 million, Profit Before Taxes +€7 million, Net Profit unchanged. For Q4, Revenues -€58 million, EBIT +€4 million, Profit Before Taxes and Net Profit unchanged. Shipments for both periods adjusted to include Ferrari and Maserati shipments.
(**) Basic EPS calculated including the MCS conversion at minimum number of shares at 222 million.

(1) EBIT plus Depreciation and Amortization.  (2) At September 30, 2014. (3) At December 31, 2013, recasted for the retrospective application of IFRS 11: Net Industrial Debt +€365 million, Total Available Liquidity +€16 million.

Memo items
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
446	252	194	Net profit adjusted for unusual items	955	943	12
0.350	0.026	-	EPS basic adjusted for unusual items (€)(**)	0.729	0.099
From EBIT to EBIT adjusted for unusual items
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
1,066	460	606	EBIT	3,223	3,002	221
(11)	(483)	-	Unusual items (pre-tax) (4)	(428)	(519)	-
1,077	943	134	EBIT adjusted for unusual items	3,651	3,521	130
(4) Includes: Gain/(losses) on the disposal of investments, Restructuring, Other unusual income/(expenses).

Net Revenues increased by €9.5 billion year-over-year (+11%; +12% CER) to €96.1 billion, driven mainly by NAFTA (+15%), APAC (+34%) and Maserati (+67%), with increases also for EMEA (+4%) and Components (+7%). These increases were partly offset by a 13% reduction for LATAM (-7% CER), where vehicle shipments were down 13% due to continued weak demand in the region’s main markets.
EBIT totaled €3,223 million for the year, a 7% increase (+9% CER) over the €3,002 million in 2013. EBIT includes unusual items which totaled €428 million net charge in 2014, compared with €519 million in 2013. In 2014 unusual items include primarily €495 million charge connected with the UAW Memorandum of Understanding entered into by Chrysler (now named FCA US) on January 21, 2014 and €98 million negative impact from the devaluation of the Venezuelan Bolivar (VEF) net of €223 million non-cash and non-taxable gain resulting from the fair value of the options representing approximately 10% of Chrysler equity interest which was a portion of the 41.5% stake that Fiat acquired from the VEBA Trust on January 21, 2014. In 2013 unusual items included €390 million in asset write-downs mainly associated with the rationalization of architectures associated with the new product strategy. In addition there was a €56 million write-off of the book value of the Equity Recapture Agreement Right in connection with the acquisition of the minority stake in Chrysler and a €43 million charge related to the devaluation of the VEF. EBIT adjusted for these unusual items increased by €130 million on the back of strong improvements for APAC and Maserati, with EMEA reducing losses by €198 million, benefiting primarily from higher volumes and better product mix, manufacturing and purchase efficiencies. In LATAM, EBIT adjusted for unusual items decreased by €330 million mainly reflecting lower volumes, €51 million in negative exchange rate translation impacts and €45 million in start-up costs for the Pernambuco plant. NAFTA was substantially in line with the prior year despite the impact of higher warranty and recall costs.
Net financial expense totaled €2,047 million, €60 million higher than 2013, with the impact of higher average debt levels partially offset by the benefits of FCA US (formerly named Chrysler) refinancing transactions completed in February. Excluding the impact of stock option-related equity swaps that expired in Q4 2013 (gain of €31 million for 2013), net financial expense was substantially in line with the prior year.
Tax expense totaled €544 million for the year, compared with tax income of €936 million for 2013. In 2013, income taxes included a €1.5 billion positive one-time recognition of net deferred tax assets related to FCA US; excluding this item, net income tax expenses totaled €564 million. Higher deferred tax expense in 2014 due to utilization of a portion of the deferred tax assets recognized in 2013 were largely offset by non-recurring deferred tax benefits which did not occur in the prior year.
Net profit for the year was €632 million, of which €568 million was attributable to owners of the parent. Adjusted for unusual items, net profit was €955 million (as compared €943 million for 2013, recasted for the retrospective application of IFRS 11, adjusted for unusual items and the €1.5 billion positive deferred tax impact stated above).
Net industrial debt at year-end was €7.7 billion, compared with €7.0 billion at year-end 2013 (recasted for the retrospective application of IFRS 11- €0.4 billion impact). Excluding the effect of the acquisition of the minority interest in Chrysler and Q4 capital transactions, net industrial debt increased by €0.3 billion, with capex of €8.1 billion almost fully covered by cash flow from operations.
Total available liquidity at year-end, including €3.2 billion in undrawn committed credit lines (unchanged at CER versus the prior year), totaled €26.2 billion, which was €3.5 billion higher than at year-end 2013. The difference mainly reflects the €3.1 billion cash proceeds from the capital transactions completed in December 2014, a €1.5 billion net increase in Medium-Term financing particularly in Brazil and a positive currency translation effect of €1.3 billion, partly offset by the €2.7 billion paid for the acquisition of the minority interests in Chrysler.
Dividends
The Board of Directors has declined to recommend a dividend payment on FCA common shares in order to further fund capital requirements of the Group’s five-year business plan presented on May 6, 2014.

2015 Outlook
The Group indicates the following guidance for 2015:

•	Worldwide shipments in 4.8 to 5.0 million unit range;

•	Net revenues of ~€108 billion;

•	EBIT(*) in €4.1 to €4.5 billion range;

•	Net Income(*) in €1.0 to €1.2 billion range, with EPS(**) in €0.64 to €0.77 range;

•	Net Industrial Debt in €7.5 billion to €8.0 billion range.
Figures do not include any impacts for the previously announced capital transactions regarding Ferrari.
(*) Excluding eventual unusual items
(**) EPS calculated including the MCS conversion at minimum number of shares at 222 million.

FIAT CHRYSLER AUTOMOBILES Net Debt and Available Liquidity

(€ million)	31.12.2014	30.09.2014	31.12.2013 (*)
Cash Maturities (Principal)	(32,892)	(31,903)	(28,899)
Bank Debt	(13,120)	(12,518)	(8,932)
Capital Market Instruments (1)	(17,729)	(17,161)	(14,220)
Other Debt (2)	(2,043)	(2,224)	(5,747)
Asset-backed Financing (3)	(469)	(377)	(756)
Accruals and Other Adjustments (4)	(305)	(582)	(601)
Gross Debt	(33,666)	(32,862)	(30,256)
Cash & Marketable Securities	23,050	18,608	19,702
Derivative Assets/(Liabilities)	(233)	(196)	396
Net Debt	(10,849)	(14,450)	(10,158)
Industrial Activities	(7,654)	(11,372)	(7,014)
Financial Services	(3,195)	(3,078)	(3,144)

Undrawn committed credit lines	3,171	3,133	3,043
Total Available Liquidity	26,221	21,741	22,745
(*) Recasted for the retrospective application of IFRS 11: Net debt at year end increased by €365 million (fully attributable to Industrial Activities).
(1) Includes bonds and other securities issued in the financial markets.
(2) Includes HCT Notes, arrangements accounted for as a lease under IFRIC 4 - Determining whether an arrangement contains a lease, and other non-bank financing. (At year-end 2013, also included VEBA Trust Note).
(3) Advances on sale of receivables and securitizations on book.
(4) At December 31, 2014 includes: negative adjustments for hedge accounting on financial payables for -€67 million (-€73 million at September 30, 2014, ‑€78 million at December 31, 2013), current financial receivables from jointly-controlled financial services companies of €58 million (€71 million at September 30, 2014, €27 million at December 31, 2013) and accrued net financial charges of -€296 million (‑€580 million at September 30,2014, -€550 million at December 31, 2013).

Results by Segment

FIAT CHRYSLER AUTOMOBILES Revenues and EBIT by Segment - Full Year

Net revenues				EBIT
2014	2013 (*)	Change	(€ million)	2014	2013 (*)	Change
52,452	45,777	6,675	NAFTA	1,647	2,290	-643
8,629	9,973	-1,344	LATAM	177	492	-315
6,259	4,668	1,591	APAC	537	335	202
18,020	17,335	685	EMEA	(109)	(506)	397
2,762	2,335	427	Ferrari	389	364	25
2,767	1,659	1,108	Maserati	275	106	169
8,619	8,080	539	Components (Magneti Marelli, Teksid, Comau)	260	146	114
831	929	-98	Other	(114)	(167)	53
(4,249)	(4,132)	-117	Eliminations and adjustments	161(1)	(58)	219
96,090	86,624	9,466	Total	3,223	3,002	221

(*) Recasted for the retrospective application of IFRS 11. Revenues: Group -€192 million, APAC +€47 million, EMEA -€85 million, Eliminations and Adjustments -€154 million. EBIT: Group +€30 million, APAC +€17 million, EMEA +€14 million, Eliminations and Adjustments -€1 million.
(1) Includes the unusual non-cash and non-taxable gain of €223 million recognized in Q1 2014 relating to the fair value of options representing approximately 10% of total equity interests in Chrysler and included in the 41.5% stake that Fiat acquired from the VEBA Trust on January 21, 2014.

FIAT CHRYSLER AUTOMOBILES Revenues and EBIT by Segment - 4th Quarter

Net revenues				EBIT
2014	2013(*)	Change	(€ million)	2014	2013(*)	Change
15,328	13,303	2,025	NAFTA	617	621	-4
2,314	2,220	94	LATAM	113	(28)	141
1,662	1,336	326	APAC	127	51	76
4,989	4,406	583	EMEA	32	(214)	246
751	624	127	Ferrari	115	100	15
728	776	-48	Maserati	65	58	7
2,379	2,148	231	Components (Magneti Marelli, Teksid, Comau)	110	14	96
229	244	-15	Other	(74)	(66)	-8
(1,296)	(1,114)	-182	Eliminations and adjustments	(39)	(76)	37
27,084	23,943	3,141	Total	1,066	460	606

(*) Recasted for the retrospective application of IFRS 11. Revenues: Group -€58 million, APAC +€5 million, EMEA -€24 million, Eliminations and Adjustments -€39 million. EBIT: Group +€4 million, APAC +€3 million, EMEA +€2 million, Eliminations and Adjustments -€1 million.

FIAT CHRYSLER AUTOMOBILES EBIT to EBIT adjusted for unusual items by Segment - Full Year

2013 (*)				2014
EBIT	Unusual items	EBIT adjusted for unusual items	(€ million)	EBIT	Unusual items	EBIT adjusted for unusual items
2,290	71	2,219	NAFTA	1,647	(504)	2,151
492	(127)	619	LATAM	177	(112)	289
335	(1)	336	APAC	537	-	537
(506)	(195)	(311)	EMEA	(109)	4	(113)
364	-	364	Ferrari	389	(15)	404
106	(65)	171	Maserati	275	-	275
146	(60)	206	Components (Magneti Marelli, Teksid, Comau)	260	(20)	280
(167)	(87)	(80)	Other	(114)	7	(121)
(58)	(55)	(3)	Eliminations and adjustments	161(1)	212	(51)
3,002	(519)	3,521	Total	3,223	(428)	3,651

(*) Recasted for the retrospective application of IFRS 11.
(1)Includes the unusual non-cash and non-taxable gain of €223 million recognized in Q1 2014 relating to the fair value of options representing approximately 10% of total equity interests in Chrysler and included in the 41.5% stake that Fiat acquired from the VEBA Trust on January 21, 2014.

FIAT CHRYSLER AUTOMOBILES EBIT to EBIT adjusted for unusual items by Segment - 4th Quarter

2013 (*)				2014
EBIT	Unusual items	EBIT adjusted for unusual items	(€ million)	EBIT	Unusual items	EBIT adjusted for unusual items
621	1	620	NAFTA	617	(5)	622
(28)	(72)	44	LATAM	113	(7)	120
51	-	51	APAC	127	-	127
(214)	(194)	(20)	EMEA	32	4	28
100	-	100	Ferrari	115	-	115
58	(65)	123	Maserati	65	-	65
14	(56)	70	Components (Magneti Marelli, Teksid, Comau)	110	(1)	111
(66)	(37)	(29)	Other	(74)	(2)	(72)
(76)	(60)	(16)	Eliminations and adjustments	(39)	-	(39)
460	(483)	943	Total	1,066	(11)	1,077
(*) Recasted for the retrospective application of IFRS 11.

NAFTA
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
668	651	17	Shipments (000s)	2,493	2,238	255
15,328	13,303	2,025	Net revenues	52,452	45,777	6,675
617	621	-4	EBIT (*)	1,647	2,290	-643
(5)	1		(*) Includes unusual items of:	(504)	71

Shipments were 2,493,000 vehicles (+11%) and sales1 totaled 2,459,000 vehicles (+15%). Market share was 12.4% in the U.S. (up 100 bps) and 15.4% in Canada (up 80 bps).
Net revenues were €52.5 billion (+15%), primarily due to volume growth. EBIT was €1,647 million (€2,290 million in 2013). EBIT for 2014 includes €504 million of unusual charges primarily due to a €495 million charge connected with the UAW Memorandum of Understanding entered into by Chrysler (now named FCA US) on January 21, 2014. For 2013 EBIT included net unusual income of €71 million primarily related to the impacts of a curtailment gain and plan amendments with a corresponding net reduction in pension obligations which was partially offset by voluntary safety recalls and customer satisfaction actions. EBIT adjusted for unusual items was in line with the prior year, with higher volumes, improved pricing and purchasing efficiencies substantially offset by increased incentives on certain vehicles, higher industrial costs, mainly related to base material costs for vehicle content enhancements, as well as higher warranty and recall costs.

LATAM
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
217	227	-10	Shipments (000s)	827	950	-123
2,314	2,220	94	Net revenues	8,629	9,973	-1,344
113	(28)	141	EBIT (*)	177	492	-315
(7)	(72)		(*) Includes unusual items of:	(112)	(127)

Shipments totaled 827,000 units, a decrease of 13% reflecting weaker demand in the region’s main markets. In Brazil, the Group maintained its leadership with an overall share of 21.2% (-30 bps) and increased the lead over our nearest competitor to 350 basis points (+80 bps). In Argentina, Group market share was 13.4% (+140 bps). For other LATAM countries, the decrease in shipments was due to weak trading conditions in Venezuela.
Net revenues were €8.6 billion, down 13% (-7% CER) primarily due to lower volumes. EBIT decreased from €492 million to €177 million, reflecting lower volumes and €51 million in negative exchange rate translation impacts, with positive net pricing and mix offsetting higher industrial and other costs, including €45 million in start-up costs for the Pernambuco plant. EBIT includes unusual charges of €112 million in 2014 (€127 million in 2013) primarily reflecting the impact of devaluation of VEF.

1For US and Canada, “Sales” represents sales to end customers as reported by the Group’s dealer network.

APAC
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
57	48	9	Shipments (000s)	220	163	57
1,662	1,336	326	Net revenues	6,259	4,668	1,591
127	51	76	EBIT (*)	537	335	202
-	-		(*) Includes unusual items of:	-	(1)

(1) Adjusted for retrospective application of IFRS 11. For FY, Revenues increased by €47 million, EBIT increased by €17 million. For Q4, Revenues increased by €5 million and EBIT increased by €3 million.

Shipments (excluding JVs) totaled 220,000 vehicles (+35%). Group retail sales (including JVs) were up 34% to 267,000 vehicles with sales gains in the Region’s major markets.
Net revenues were €6.3 billion, a 34% increase mainly driven by higher volumes. EBIT totaled €537 million, an increase of €202 million or 60% driven by higher volumes and a better product mix, partially offset by increased marketing spending to support volume expansion in the region, in addition to higher incentives in response to the increasingly competitive trading environment, particularly in China.

EMEA
4th Quarter				Full Year
2014	2013(1)	Change	(€ million)	2014	2013(1)	Change
261	236	25	Shipments (000s)	1,024	979	45
4,989	4,406	583	Net revenues	18,020	17,335	685
32	(214)	246	EBIT (*)	(109)	(506)	397
4	(194)		(*) Includes unusual items of:	4	(195)

(1) Adjusted for retrospective application of IFRS 11. For FY, Revenues decreased by €85 million, EBIT increased by €14 million. For Q4, Revenues decreased by €24 million and EBIT increased by €2 million.

Passenger car and light commercial vehicle (LCV) shipments totaled 1,024,000 vehicles, up 5% over 2013. Passenger car shipments were up 4% to 804,000 and LCVs were up 8% to 220,000. European share (EU28+EFTA) for passenger cars was down 20 basis points to 5.8% (27.7% in Italy and 3.3% in other markets). For LCVs, European share2 (EU28+EFTA) was down 10 basis points to 11.5% (44.9% in Italy; +90 bps).
Net revenues were €18.0 billion (+4%) on the back of higher volumes and better mix, mainly driven by LCV, Fiat 500 family and Jeep brand sales. There was an EBIT loss of €109 million for the year, compared with a €506 million loss for 2013. The result for 2014 included net unusual income of €4 million, compared with net unusual expense of €195 million for 2013, which included the write-off of previously capitalized R&D related to new model development for Alfa Romeo products which were switched to a new platform considered more appropriate for the brand. EBIT adjusted for unusual items improved by €198 million primarily on the back of a more favorable product mix, increased volumes and industrial efficiencies, which were partially offset by competitive pricing pressures and higher advertising expense primarily to support the growth of the Jeep brand.

2Due to unavailability of market data for Italy since January 2012, the figures reported are an extrapolation and discrepancies with actual data could exist.

FERRARI
4th Quarter				Full Year
2014	2013(1)	Change	(€ million)	2014	2013(1)	Change
1.975	1,664	311	Shipments (units) (1)	7,255	7,000	255
751	624	127	Net revenues	2,762	2,335	427
115	100	15	EBIT (*)	389	364	25
-	-		(*) Includes unusual items of:	(15)	-
(1) Non-type approved vehicles included.
Net revenues were €2.8 billion (+18%), with 7,255 units (+4%). EBIT was €389 million, including an unusual charge of €15 million in compensation costs related to the resignation of the former chairman. EBIT adjusted for unusual items was up €40 million with higher volumes and improved sales mix.

MASERATI
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
10,020	7,845	2,175	Shipments (units)	36,448	15,393	21,055
728	776	-48	Net revenues	2,767	1,659	1,108
65	58	7	EBIT (*)	275	106	169
-	(65)		(*) Includes unusual items of:	-	(65)

Maserati shipped 36,448 vehicles (+137%) on the back of continued strong performance for the Quattroporte and Ghibli. Net revenues totaled €2.8 billion (€1.7 billion for 2013) the increase due to higher shipments. EBIT increased to €275 million from €106 million in 2013, which included €65 million in unusual items related to the write-down of previously capitalized R&D related to development of a new model which was switched to a platform considered more appropriate for the brand. There was a €104 million increase in EBIT adjusted for unusual items reflecting volume growth.

COMPONENTS
4th Quarter				Full Year
2014	2013	Change	(€ million)	2014	2013	Change
			Magneti Marelli
1,730	1,533	197	Net revenues	6,500	5,988	512
80	60	20	EBIT(*)	204	169	35
(1)	3		(*) Includes unusual items of:	(20)	1
			Teksid
159	157	2	Net revenues	639	688	-49
(1)	(63)	62	EBIT(*)	(4)	(70)	66
-	(59)		(*) Includes unusual items of:	-	(60)
			Comau
518	475	43	Net revenues	1,550	1,463	87
31	17	14	EBIT(*)	60	47	13
-	-		(*) Includes unusual items of:	-	(1)
			COMPONENTS
2,379	2,148	231	Net revenues (**)	8,619	8,080	539
110	14	96	EBIT(*)	260	146	114
(1)	(56)		(*) Includes unusual items of:	(20)	(60)
(**) Net of eliminations.
Magneti Marelli
Net revenues were €6.5 billion, a 9% increase over 2013 (+11% CER), with performance positive in North America, China and Europe, but down in Brazil. EBIT was €204 million, an increase of €35 million year-over-year. EBIT includes unusual charges of €20 million for 2014 (unusual income of €1 million for 2013). EBIT adjusted for these unusual charges, increased by €56 million, mainly reflecting higher volumes and the benefit of cost containment actions and efficiencies.
Teksid
Net revenues were €0.6 billion, a 3% increase on a constant scope of operations. Volumes were down 4% for the Cast Iron business unit (on a constant scope of operations) and up 24% for the Aluminum business. There was an EBIT loss of €4 million, compared with a loss of €70 million for 2013. EBIT includes unusual charges of €60 million for 2013, mainly related to impairment of assets in the Cast Iron business unit.
Comau
Net revenues were €1.6 billion, with a 6% increase mainly attributable to the Body Welding business. EBIT totaled €60 million, a €13 million increase over the €47 million for 2013. Order intake (mainly for Systems) totaled €1,789 million, a 12% year-over-year increase. At December 31, 2014, the order backlog totaled €1,585 million, representing a 15% increase over year-end 2013.

Brand Activity in 2014
The Jeep brand set an all-time annual record in 2014 with global sales of just over 1 million vehicles. From a product standpoint, the highlight of the year was the presentation in March and launch in September of the Jeep Renegade, the first FCA vehicle designed in the U.S. and crafted in Italy for sales to customers in more than 100 countries worldwide. The Renegade marks the brand’s first entry in the small SUV segment. In addition, the new Jeep Cherokee was launched in Chile and China in Q1 and in EMEA, Australia and Japan in Q2.
In Q2, Chrysler launched the all-new Chrysler 200 mid-size sedan, which is produced at the Sterling Heights (Michigan) Assembly Plant, the third FCA US vehicle derived from the “Compact U.S. Wide” architecture.
Fiat gave the debut presentation of the 500X, a cross-over and the latest addition to the 500 family, at the Paris Motor Show. The 500X will be produced at the Group’s Melfi plant in Italy, alongside the Jeep Renegade, for sale in markets worldwide. The new Fiat Panda Cross and Fiat Freemont Cross were presented during the third quarter. The new Fiat Linea was unveiled at the New Delhi Motor Show in February and launched in India in March and Brazil in April.
After an absence of some 20 years, Alfa Romeo returned to the U.S. market with the launch of the 4C Coupé mini supercar in November and the newly-presented Alfa Romeo 4C Spider was named “Most Beautiful Car 2014” in the Sports Cars and Convertibles category of the Auto Bild Design Award 2014. In June, the brand also presented the MY2014 Giulietta and MiTo “Quadrifoglio Verde” to the international press.
Fiat Professional debuted the sixth generation of the highly successful Fiat Ducato, which has sold 2.7 million units since the nameplate was first launched in 1981. The Ducato continued its strong performance in 2014, taking the lead in the OEM ranking in its segment in Europe for the first year ever, and registering a further gain in market share - which has increased continuously since 2008 - to an all-time record of 20.9%. Available in more than 80 countries around the world, in 2013 the vehicle was introduced in North America as the Ram ProMaster. In Q3, at the International Show for Commercial Vehicles in Hannover (“IAA”), Fiat Professional gave the world premiere presentation of the new Doblò.
At the Geneva Motor Show in March, Maserati presented the Alfieri concept, named after the brand’s founder, a prototype coupé with a range of stylistic features that will appear on future Maserati models. Maserati also showcased the Ermenegildo Zegna version of the Quattroporte, which will be produced in a limited run of 100 vehicles to commemorate the brand’s 100th anniversary.

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This document, and in particular the section entitled “2015 Outlook”, contains forward-looking statements. These statements may include terms such as “may”, “will”, “expect”, “could”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terms. Forward-looking statements are not guarantees of future performance. Rather, they are based on the Group’s current expectations and projections about future events and, by their nature, are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including: the Group’s ability to reach certain minimum vehicle sales volumes; developments in global financial markets and general economic and other conditions; changes in demand for automotive products, which is highly cyclical; the Group’s ability to enrich the product portfolio and offer innovative products; the high level of competition in the automotive industry; the Group’s ability to expand certain of the Group’s brands internationally; changes in the Group’s credit ratings; the Group’s ability to realize anticipated benefits from any acquisitions, joint venture arrangements and other strategic alliances; the Group’s ability to integrate its operations; potential shortfalls in the Group’s defined benefit pension plans; the Group’s ability to provide or arrange for adequate access to financing for the Group’s dealers and retail customers; the Group’s ability to access funding to execute the Group’s business plan and improve the Group’s business, financial condition and results of operations; various types of claims, lawsuits and other contingent obligations against the Group; material operating expenditures in relation to compliance with environmental, health and safety regulation; developments in labor and industrial relations and developments in applicable labor laws; increases in costs, disruptions of supply or shortages of raw materials; exchange rate fluctuations, interest rate changes, credit risk and other market risks; political and civil unrest; earthquakes or other natural disasters and other risks and uncertainties.
Any forward-looking statements contained in this document speak only as of the date of this document and the Company does not undertake any obligation to update or revise publicly forward-looking statements. Further information concerning the Group and its businesses, including factors that could materially affect the Company’s financial results, is included in the Company’s reports and filings with the U.S. Securities and Exchange Commission, the AFM and CONSOB.

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On January 28, at 2:00 p.m. GMT, management will hold a conference call to present the 2014 Full Year results to financial analysts and institutional investors. The call can be followed live and a recording will be available later on the Group website (www.fcagroup.com). The supporting document will be available on the website prior to the call.
London, January 28, 2015